Exhibit 10.10

COLLATERAL AGREEMENT
Dated as of March 12, 2013

This Collateral Agreement (this "Agreement"), made as of March 12, 2013, is between Valhi, Inc., a Delaware corporation ("Valhi"), and Contran Corporation, a Delaware corporation that is an indirect parent corporation of Valhi ("Contran").

Recitals

A.Contran, as borrower, is a party to a Credit Agreement dated as of October 2, 2009 with PlainsCapital Bank, a Texas state bank ("PlainsCapital"), individually and as agent (in such capacity, the "Agent") for the Lenders and the L/C Issuer that are from time to time parties to such agreement, and as such agreement has been amended from time to time (the "Credit Agreement"). Capitalized terms used in this Agreement that are not defined herein shall have the meanings assigned to those terms in the Credit Agreement. The Lenders and the L/C Issuer are referred to herein collectively as the "Credit Parties."

B.Contran desires that Valhi enter into a Loan Modification Agreement dated as of March 12, 2013 among PlainsCapital (as a lender and as Agent), Contran, Guarantor, Valhi and First Southwest Company (the "March 2013 Loan Modification Agreement") pursuant to which, among other things, Valhi would assume and perform the obligations of the original pledgor under the Pledge Agreement and the other Loan Documents to which the original pledgor was a party (other than with respect to the Guaranty) and pledge initially 12 million shares (the "Kronos Shares") of the common stock, par value $0.01 per share ("Kronos Common Stock"), of Kronos Worldwide, Inc., a Delaware corporation,.

C.The 2013 Loan Modification Agreement also provides that Valhi enter into a Securities Control Agreement dated as of March 12, 2013 among Valhi, First Southwest Company, as intermediary, PlainsCapital (as Agent) and Contran (the "March 2013 Securities Control Agreement") whereby First Southwest Company would become the custodian for the Collateral Account (as defined in the March 2013 Securities Control Agreement) holding the Kronos Shares or additional shares of Kronos Common Stock and any other marketable securities pledged under the Pledge Agreement.

D.Valhi is willing to enter into this Agreement, the March 2013 Loan Modification Agreement and the March 2013 Securities Control Agreement in consideration of, among other things, the direct and indirect economic benefits Valhi derives from (i) the making of the Loans and other financial accommodations provided to Contran by the Credit Parties pursuant to the Credit Agreement and (ii) the financial accommodations provided by Contran directly to Valhi under this Agreement.

Agreement

In consideration of the mutual premises, representations and covenants herein contained, the parties hereto mutually agree as follows.

Section 1. The Pledge. Valhi agrees to enter into the March 2013 Loan Modification Agreement and the March 2013 Securities Control Agreement and deposit the Kronos Shares into the Collateral Account.

Section 2. The Pledge Fee. As consideration for entering into the March 2013 Loan Modification Agreement and the March 2013 Securities Control Account Agreement, and as consideration for delivering (x) the Kronos Shares and (y) any other shares of Kronos Common Stock, or any other marketable securities, that Valhi may deposit into the Collateral Account in

Exhibit 10.10

Exhibit 10.10

the future upon the request of Contran (collectively, such Kronos Shares, additional shares of Kronos Common Stock and any other marketable securities, the "Aggregate Collateral"), and except as otherwise provided in this Section, beginning with the calendar quarter commencing on January 1, 2013, Contran shall pay to Valhi on the first business day following March 31, June 30, September 30 and December 31 (each such day, a "Fee Determination Date") of each year a quarterly fee equal to 0.125% of the value of the Aggregate Collateral actually pledged by Valhi pursuant to the Pledge Agreement, based on the average daily closing sales price per share for such Kronos Shares or other marketable securities, as applicable, as reported on the New York Stock Exchange or such other principal exchange or other market quotation system on which securities may then trade for the quarter ended on such Fee Determination Date, and the average number of Kronos Shares or other marketable securities, as applicable, so pledged. Where applicable, including but not limited to the termination of this Agreement, the fee will be prorated based on the portion of the calendar quarter in which the Kronos Shares or other marketable securities, as applicable, have been pledged, and the average daily closing sales price per share for such Kronos Shares or other marketable securities, as applicable, for such partial quarter.

Section 3. Indemnification. Contran agrees to indemnify Valhi against any loss or incremental cost resulting from the pledge of the Aggregate Collateral, as applicable, under the Pledge Agreement or any other obligation of Valhi under the March 2013 Loan Modification Agreement and the March 2013 Securities Control Account Agreement.

Section 4. Termination. Upon the termination of the Pledge Agreement, the pledge of the Kronos Shares or other marketable securities, as applicable, shall terminate and the Contran shall cause all stock certificates representing the shares and the related stock powers to be returned to Valhi or returned to Valhi electronically.

Section 5. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Texas.

Executed as of the date first above written.

CONTRAN CORPORATIONVALHI, INC.

By: /s/ Gregory M. Swalwell                        /s/ John St. Wrba

Gregory M. Swalwell, Vice President     John St. Wrba, Vice President